EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS THIRD QUARTER 2009 RESULTS

CHERRY HILL, NJ, November 4, 2009 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter and nine months ended September 30, 2009.

Net revenues for the quarter ended September 30, 2009 were $6.0 million, compared to $4.7 million for the second quarter of 2009. Our net loss for the third quarter of 2009 was $(278,000) or $(0.03) per diluted share, compared to a net loss of $(2.0) million or $(0.20) per diluted share for the second quarter of 2009. The net loss for the third quarter of 2009 included restructuring charges of $(27,000) or $(0.00) per diluted share. The net loss for the second quarter of 2009 included restructuring charges of $(269,000) or $(0.03) per diluted share. The restructuring charges recorded during the third quarter were incurred by our Mechanical Products segment while the restructuring charges recorded during the second quarter of 2009 were incurred by all of our product segments. The restructuring charges during the third quarter consist of facility closure costs for our Japanese subsidiary while the restructuring charges during the second quarter consisted of one-time termination benefits as a result of the workforce reductions we implemented in all three product segments.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "We entered this quarter surmising that the upturn in bookings we experienced at the end of the second quarter of 2009 represented the beginnings of recovery from the extended downturn of the semiconductor capital equipment business. Our business results in the third quarter re-enforce our opinion that we are seeing a broad-based gradual recovery in the automatic test equipment market. Net revenues for the third quarter increased 29% over the second quarter while third quarter gross margin increased 72% over the second quarter. All of our product segments experienced quarter-over-quarter revenue growth with Mechanical Products increasing 10%, Thermal Products 15% and Electrical Products 390%. Bookings for the quarter ended September 30, 2009 were $7.9 million, an increase of 73% over the second quarter bookings. The increase in business is such that we are now faced with the challenge of production ramp-up, a challenge we heartily embrace. Although the business outlook has become more positive, we will proceed with great prudence monitoring operating expenses as we increase production output. "

Conference Call Information
There will be a conference call with investors and analysts this evening at 5:00 pm ET to discuss the Company's third quarter 2009 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:
Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Nine Months Ended
	9/30/2009	9/30/2008	6/30/2009	9/30/2009	9/30/2008
Net revenues	$6,009	$ 9,159	$ 4,672	$15,076	$31,960
Gross margin	2,432	2,962	1,416	4,651	11,938
Operating expenses:
Selling expense	988	1,863	1,036	3,161	6,180
Engineering and product development expense	515	1,235	576	1,848	4,062
General and administrative expense	1,161	1,750	1,374	4,219	6,038
Impairment of long-lived assets	-	133	-	-	133
Restructuring and other charges	27	61	269	356	261
Operating loss	(259)	(2,080)	(1,839)	(4,933)	(4,736)
Other income (expense)	(18)	85	(121)	(58)	167
Loss before income taxes	(277)	(1,995)	(1,960)	(4,991)	(4,569)
Income tax expense (benefit)	1	37	(8)	(6)	146
Net loss	(278)	(2,032)	(1,952)	(4,985)	(4,715)

Net loss per share - basic	$(0.03)	$(0.22)	$(0.20)	$(0.50)	$(0.51)
Weighted average shares outstanding - basic	9,983	9,337	9,973	9,971	9,323

Net loss per share - diluted	$(0.03)	$(0.22)	$(0.20)	$(0.50)	$(0.51)
Weighted average shares outstanding - diluted	9,983	9,337	9,973	9,971	9,323

Condensed Consolidated Balance Sheets Data:
	As of:
	9/30/2009	6/30/2009	12/31/2008
Cash and cash equivalents	$ 3,428	$ 4,606	$ 7,137
Trade accounts and notes receivable, net	4,169	2,884	3,758
Inventories	3,237	3,272	4,193
Total current assets	11,301	11,076	15,904
Net property and equipment	358	423	617
Total assets	14,844	14,697	20,492
Accounts payable	2,249	1,391	1,830
Accrued expenses	2,124	2,640	3,095
Total current liabilities	4,504	4,198	5,224
Noncurrent liabilities	1,712	1,741	1,801
Total stockholders' equity	8,628	8,758	13,467